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                                  EXHIBIT 99.1

GLAMIS GOLD LTD.                                         RAYROCK RESOURCES INC.
                                                        BLACKROCK VENTURES INC.

Trading symbols: TSE & NYSE - GLG    TSE - RAY    TSE - BVI    January 25, 1999

                               JOINT NEWS RELEASE


For immediate release


               GLAMIS AND RAYROCK AGREE TO NEW PLAN OF ARRANGEMENT


January 25, 1999, Reno, Nevada & Toronto, Ontario -- Glamis Gold Ltd. (NYSE &
TSE: GLG) and Rayrock Resources Inc. (TSE: RAY) today announced they have entered into a new agreement whereby Glamis will acquire all of the issued and outstanding shares of Rayrock pursuant to a statutory plan of arrangement (the "Arrangement").

Under the terms of the Arrangement, each individual Rayrock shareholder will be entitled to elect to receive, in exchange for each multiple voting and subordinate voting share of Rayrock held, either (i) 2.4 common shares of Glamis or (ii) 1.6 common shares of Glamis and CDN$3.00. The Arrangement is subject to a number of usual conditions (including the finalization of formal documentation, receipt by each of Glamis and Rayrock of required regulatory and shareholder approvals and approval of the Ontario Court of Justice).

Glamis declared it has received signed "lock up" letters representing over 34% of the subordinate voting shares in favor of the Glamis proposal. The lock up would be released upon receipt of a superior proposal exceeding CDN$8.25 per share (including cash of at least CDN$3.00 per share). Rayrock has agreed to support the Arrangement. If Rayrock does not complete the Arrangement with Glamis, Rayrock will pay a CDN$2 million fee to Glamis.

The Board of Directors of BlackRock Ventures Inc. (TSE: BVI) ("BlackRock") has agreed to vote in favor of the Arrangement. Glamis and BlackRock have also agreed that BlackRock will acquire Rayrock's entire shareholding in Magin Energy Inc. ("Magin") in lieu of a portion of the Glamis shares that otherwise are issuable to BlackRock, calculated on the basis of one Magin share for every 0.94 of a share of Glamis. Upon conclusion BlackRock will own approximately 2.9 million shares of Glamis. The Magin share exchange transaction between Glamis and BlackRock is subject to all necessary regulatory approvals; however, the Arrangement between Glamis and Rayrock is not conditional upon completion of the Magin transaction between Glamis and BlackRock.

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Rayrock has terminated the agreement previously entered into with Viceroy
Resource Corporation which will be entitled to a break-up fee of CDN$2 million as a result of this termination.

Rayrock's assets include interests in the Marigold, Daisy and Dee operating gold mines in Nevada, a 100% interest in the Ivan copper mine and nearby Sierra Valenzuela property in Chile, a significant cash position, realizable investments, and 45.9% and 10.8% interests in BlackRock and Magin, respectively.

The Rayrock shareholders' meeting scheduled for February 23, 1999 will consider the Arrangement with Glamis.

Glamis is a low-cost, growth-oriented gold mining company engaged in the open pit mining and extraction of precious metals by the heap leach process.



                        FOR FURTHER INFORMATION CONTACT:


C. Kevin McArthur                                 James E. Askew,
President & CEO                                   President & CEO
Glamis Gold Ltd.                                  Rayrock Resources Inc.
5190 Neil Road, Suite 310                         30 Soudan Avenue #500
Reno, NV 89502                                    Toronto, ON M4S 1V6
Tel:    (702) 827-3600 ext. 103                   Tel:    (416) 489-0022
Fax:    (702) 827-5044                            Fax:    (416) 489-0096
info@glamis.com

C. Bruce Burton,
President & CFO
BlackRock Ventures Inc.
30 Soudan Avenue #500
Toronto, ON M4S 1V6
Tel:    (416) 489-0022
Fax:    (416) 489-0096